Exhibit 12.1

700 12th Street, NW
Washington, DC 20005

September 3, 2021

Board of Directors

Hammitt, Inc.

To the Board of Directors:

We are acting as counsel to Hammitt, Inc. (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of up to 22,727,273 shares of Class B Common Stock (the “Company Shares”) by the Company and up to 831,346 shares of Class B Common Stock by a selling shareholder (the “Selling Shareholder”) of the Company (the “Selling Shareholder Shares”).

In connection with the opinion contained herein, we have examined the offering statement, the Fourth Amended and Restated Certificate of Incorporation, the bylaws, the minutes of meetings and actions by written consent of the Company’s board of directors, the stock records of the Company that it has provided to us, the agreements under which the Selling Shareholder can acquire the Selling Shareholder Shares, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies, the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed. In making our examination of documents, we have assumed that each party to any such document has satisfied those requirements that are applicable to it to the extent necessary to make such document a valid and binding obligation of such party, enforceable against such party in accordance with its terms.

We are opining herein as to the effect on the subject transactions only of the laws of the State of California, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including federal law.

Based upon the foregoing, we are of the opinion that the Company Shares and the Selling Shareholder Shares are duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ CrowdCheck Law LLP

KM/JO